Exhibit 22.1


               The Subsidiaries of The Quick & Reilly Group, Inc.

                            Quick & Reilly, Inc.
                            U.S. Clearing Corp.
                            JJC Specialist Corp.
                            Nash, Weiss & Co.
                            Q&R Charter, Inc.
                            Q&R Capital Corp.
                            Quick & Reilly Tara Corp.